                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                L.A. GEAR, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------
     (5)  Total fee paid:

        -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        -----------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------
     (3)  Filing Party:

        -----------------------------------------------------------------------
     (4)  Date Filed:

        ------------------------------------------------------------------------

[LA GEAR LOGO]
                                          February 28, 1995

To our Shareholders:

     It is a pleasure to invite you to attend the 1995 Annual Meeting of Shareholders of L.A. Gear, Inc., to be held Tuesday, April 18, at 10:00 a.m. at the Loews Santa Monica Beach Hotel, 1700 Ocean Avenue, Santa Monica, California. The formal notice and proxy statement for the Annual Meeting are attached to this letter.

     It is important that your shares be represented at the Annual Meeting. Accordingly, whether or not you plan to attend the meeting, we urge you to complete, date and sign the enclosed proxy card as soon as possible and return it in the envelope provided. If you decide to attend, you can still vote your shares in person, if you wish.

     On behalf of the Board of Directors, I extend our thanks and appreciation to all shareholders for your support and cooperation and look forward to seeing you on April 18th.

                                          Sincerely,


                                          /s/ Stanley P. Gold
                                          ---------------------------
                                          Stanley P. Gold
                                          Chairman of the Board
                                          and Chief Executive Officer

                                L.A. GEAR, INC.
                             2850 OCEAN PARK BLVD.
                         SANTA MONICA, CALIFORNIA 90405

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 18, 1995

TO THE SHAREHOLDERS OF L.A. GEAR, INC.

     Notice is hereby given that the annual meeting of shareholders of L.A. Gear, Inc. (the "Company") will be held at the Loews Santa Monica Beach Hotel, 1700 Ocean Avenue, Santa Monica, California, on Tuesday, April 18, 1995, at 10:00 a.m., Los Angeles time, for the following purposes:

     1. ELECTION OF DIRECTORS. To elect a total of ten persons to the Board of Directors to serve until the next annual meeting of shareholders and until their successors are elected and have qualified as follows:

        a. To elect seven Directors by vote of the holders of Common Stock, voting as a separate class. The Board of Directors' nominees are:

          William L. Benford
          Stephen A. Koffler
          Walter C. Bladstrom
          Ann E. Meyers
          Allan E. Dalshaug
          Clifford A. Miller
          Willie D. Davis

        b. To elect three Directors by vote of the holders of Series A Cumulative Convertible Preferred Stock, voting as a separate class. The Series A nominees are:

          Stanley P. Gold
          Robert G. Moskowitz
          Vappalak A. Ravindran

     2. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS. To ratify the Board of Directors' selection of Price Waterhouse as the Company's independent accountants for the fiscal year ending November 30, 1995.

     3. OTHER BUSINESS. To consider and act upon such other business as may properly come before the meeting.

     Section 2.11(b) of the Company's Bylaws provides for the nomination of directors to be elected by holders of the Company's Common Stock in the following manner:

     Notice of intention to make any nomination, other than by the Board of Directors, shall be made in writing and shall be received by the President of the Company no more than 60 days prior to any meeting of shareholders called for the election of directors, and no more than 10 days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2 of these bylaws; provided, however, that if only 10 days' notice of the meeting is given to shareholders, such notice of intention to nominate shall be received by the President of the Company not later than the time fixed in the notice of the meeting for the opening of the meeting. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the Company owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of voting stock of the Company owned by the notifying shareholder. Nominations not made in accordance herewith shall be disregarded by the then chairman of the meeting, and the inspectors of election shall then disregard all votes cast for each such nominee.

     Only shareholders of record at the close of business on February 21, 1995 will be entitled to notice of the annual meeting and to vote at the annual meeting and at any adjournments thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                                    /s/ Thomas F. Larkins
                                                    ---------------------
                                                    Thomas F. Larkins
                                                        Secretary

Dated: February 28, 1995

WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE YOUR PROXY IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

                                L.A. GEAR, INC.
                           2850 OCEAN PARK BOULEVARD
                         SANTA MONICA, CALIFORNIA 90405
                                 (310) 452-4327

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 18, 1995

                                    GENERAL

     This Proxy Statement is furnished to the shareholders of L.A. Gear, Inc. (the "Company") in connection with the solicitation by its Board of Directors (the "Board") of proxies to be voted at the 1995 Annual Meeting of Shareholders to be held at Loews Santa Monica Beach Hotel, 1700 Ocean Avenue, Santa Monica, California on Tuesday, April 18, 1995 at 10:00 a.m. Los Angeles time and at any adjournment thereof (the "Meeting"). The Company expects to mail its proxy soliciting materials for the Meeting on or about February 28, 1995.

     A separate form of Proxy applies to the Company's Common Stock and Series A Preferred Stock. Enclosed is a Proxy for the shares of stock held by you as of the close of business on February 21, 1995 (the "Record Date"). Unless otherwise indicated on the Proxy, shares represented by any Proxy will, if the Proxy is properly executed and timely received by the Company, be voted FOR the applicable nominees for director and FOR the ratification of the Board's selection of Price Waterhouse as the Company's independent accountants for the fiscal year ending November 30, 1995.

                                     VOTING

     Only shareholders of record as of the Record Date are entitled to vote at the Meeting. The outstanding capital stock of the Company on that date consisted of 22,936,433 shares of common stock, without par value ("Common Stock"), and 1,000,000 shares of Series A Cumulative Convertible Preferred Stock ("Series A Preferred Stock"). Trefoil Capital Investors, L.P. ("Trefoil") is the holder of all of the issued and outstanding shares of Series A Preferred Stock. A majority of the voting power of the outstanding shares of capital stock of the Company, represented in person or by Proxy, shall constitute a quorum for the transaction of business at the Meeting (the "Quorum"). Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the Proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     With respect to the election of directors, the Company's Restated Articles of Incorporation, as amended (the "Restated Articles"), provide that as long as shares of Series A Preferred Stock having an aggregate stated value of at least $25 million are outstanding, and as long as Trefoil (or any successor which is controlled, directly or indirectly, by the officers or directors of Shamrock Capital Advisors, Inc. ("SCA"), a company which provides management and consulting services, including to Trefoil and companies in which Trefoil invests (which includes the Company)) owns beneficially or of record more than a majority of the outstanding shares of Series A Preferred Stock (collectively, the "Requisite Conditions"), the holders of Series A Preferred Stock have the right, voting separately as a series, to elect three directors of the Company and the holders of Common Stock, voting separately as a single class are entitled to elect the remaining directors.

     Except as set forth below, in the election of directors, the holders of all classes of capital stock of the Company are entitled to one vote per share. Each holder of Common Stock may cumulate his votes for directors, giving one candidate a number of votes equal to the product of the number of directors to be elected times the number of shares of Common Stock held by such holder, or he may distribute his votes on the same principle among as many candidates as he shall see fit. For a holder of Common Stock to exercise his cumulative voting rights, he must give notice at the Meeting, prior to the commencement of voting, of his intention to cumulate his votes. If any holder of Common Stock gives such notice, then every holder of Common Stock entitled to vote may cumulate his votes for candidates in nomination.

     The seven directors to be elected by the holders of Common Stock, voting as a separate class, shall be the seven candidates receiving the highest number of votes cast by holders of Common Stock. Discretionary authority to cumulate votes is hereby solicited by the Board and return of the Proxy shall grant such authority.

     The three directors to be elected by the holders of Series A Preferred Stock, voting as a separate class, shall be the three candidates receiving the highest number of votes cast by holders of Series A Preferred Stock. Trefoil, the holder of all of the outstanding shares of Series A Preferred Stock, has advised the Company that it intends to vote all shares of Series A Preferred Stock in favor of the individuals nominated by the holder of the Series A Preferred Stock.

     As to matters other than the election of directors, the Restated Articles provide that the holders of Common Stock and Series A Preferred Stock vote together as a single class. With respect to such matters, each share of Common Stock entitles the holder thereof to one vote; each share of Series A Preferred Stock entitles the holder thereof to ten votes (the number of votes which could be cast in such vote by the holder of the number of whole shares of Common Stock into which each share of Series A Preferred Stock is convertible on the Record
Date), with the Series A Preferred Stock having an aggregate of 10 million votes on such matters. As to matters other than the election of directors, an aggregate of 32,936,433 votes may be cast by the holders of Common Stock and Series A Preferred Stock.

     The proposal to ratify the appointment of Price Waterhouse as the Company's independent accountants for the fiscal year ending November 30, 1995 requires the affirmative vote of a majority of the Common Stock and Series A Preferred Stock represented and voting together as a single class at the Meeting (provided that such affirmative vote also represents a majority of the Quorum). Trefoil has advised the Company that it intends to vote all shares of Series A Preferred Stock in favor of the ratification of the appointment of Price Waterhouse as the Company's independent accountants.

                             ELECTION OF DIRECTORS

     The Company's Bylaws give the Board the power to set the number of directors at no less than eight nor more than fifteen. The size of the Company's Board is currently set at ten. The Restated Articles provide for the holders of Series A Preferred Stock, voting separately as a series, to elect three of the directors and for the holders of outstanding Common Stock to elect the balance. Accordingly, the Series A Preferred shareholders will elect three of the ten directors and the holders of Common Stock will elect seven directors. The directors so elected will serve until the next annual meeting of shareholders and until their successors are elected and have qualified.

     If an amount equal to three full quarterly dividends with respect to the Series A Preferred Stock is at any time in arrears (provided certain conditions are satisfied), the number of directors will be increased from ten to fourteen and the holders of the Series A Preferred Stock will be entitled to elect an additional four directors. Such additional directors will continue in office and the holders of Series A Preferred Stock will continue to have such additional voting rights, until such time as all accrued and unpaid dividends on the Series A Preferred Stock have been paid in full, at which time the terms of such additional directors will expire.

     The persons named as proxies in the enclosed form of Proxy were selected by the Board, and have advised the Board that, unless authority is withheld, they intend to vote the shares represented by them at the Meeting for the election of William L. Benford, Walter C. Bladstrom, Allan E. Dalshaug, Willie D. Davis, Stephen A. Koffler, Ann E. Meyers and Clifford A. Miller, on behalf of the holders of Common Stock, and for the election of Stanley P. Gold, Robert G. Moskowitz, and Vappalak A. Ravindran, on behalf of the holders of Series A Preferred Stock. All nominees except William
L. Benford, President and Chief Operating Officer of the Company, are current members of the Board of the Company. Mr. Benford is being nominated to fill the vacancy created by the resignation of Mark Goldston as a director and officer of the Company in June 1994.

     The Board knows of no reason why any nominee for director would be unable to serve as a director. If at the time of the Meeting any of the named nominees are unable or unwilling to serve as directors of the Company, the persons named in the Proxy intend to vote for such substitutes as may be nominated by the Board or the holders of the outstanding shares of Series A Preferred Stock, as applicable.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE BOARD OF DIRECTORS' NOMINEES FOR DIRECTOR TO BE ELECTED BY THE HOLDERS OF COMMON STOCK.

NOMINEES FOR ELECTION BY HOLDERS OF COMMON STOCK

     WILLIAM L. BENFORD was appointed President and Chief Operating Officer in June 1994, and prior to that served as Executive Vice President and Chief Financial Officer from January 1993 to June 1994. He joined the Company in September 1991 as Senior Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Benford served as a Vice President of Shamrock Holdings of California, Inc. from January 1991 to September 1991. From September 1985 to December 1990, he was Senior Vice President, Chief Financial Officer and Treasurer of Central Soya Company, Inc., an international agri-business operation. Mr. Benford has also served as Vice President and Treasurer of Dekalb Agresearch, Inc. from 1981 to 1984 and Vice President and Assistant Treasurer of The Firestone Tire & Rubber Company in Akron, Ohio from 1978 to 1981. Age: 52.

     WALTER C. BLADSTROM was elected to the Board in April 1993. Mr. Bladstrom has served as an advisor to Fulcrum International, Ltd. ("Fulcrum"), an investment and financial advisory firm specializing in mergers and acquisitions, since 1991. Prior to that time, Mr. Bladstrom served as the Chairman of the Board and Chief Executive Officer of Fulcrum since 1987. Mr. Bladstrom has also served as a member of the Advisory Board of the Snider Entrepreneurial Center at The Wharton School since 1989. Mr. Bladstrom owns a 0.1 percent limited partnership interest in Trefoil. Age: 62.

     ALLAN E. DALSHAUG has served as a Director of the Company since May 1986. Mr. Dalshaug has been Chairman of the Board, President and Chief Executive Officer of Sterling West Bancorp, a publicly held bank holding company, and Chief Executive Officer of its subsidiary, Sterling Bank, since 1980. He also serves as a director of Jalate, Ltd. Age: 63.

     WILLIE D. DAVIS was elected to the Board in June 1992. Mr. Davis has served as President and Chief Executive Officer of All Pro Broadcasting, Inc., a Los Angeles broadcasting company, since 1977. Mr. Davis played professional football for ten years with the Green Bay Packers and for two years with the Cleveland Browns and was inducted into The Professional Football Hall of Fame in 1981. Mr. Davis also serves as a director of Wicor, Inc.; Sara Lee Corporation; Alliance Bank; MGM Grand Company; Kmart Corporation; Dow Chemical Company, Johnson Controls Inc., Strong Fund and Rally's Inc. Age: 60.

     STEPHEN A. KOFFLER has served as a Director of the Company since September 1991. Mr. Koffler has served as Managing Director, Investment Banking of Smith Barney, Inc., a brokerage and investment banking firm, since July 1994. Prior to that, he was Executive Vice President and Director of Investment Banking of Sutro & Co., Inc., a brokerage and investment banking firm, since October 1991. From May 1981 until September 1991, Mr. Koffler was employed by Merrill Lynch & Co. ("Merrill Lynch") and predecessor companies, and, until March 1991, was a Managing Director in the Investment Banking Division of Merrill Lynch. Mr. Koffler resigned as an officer of Merrill Lynch in March 1991 and acted as an employee and consultant to Merrill Lynch through September 1991. Age: 52.

     ANN E. MEYERS was elected to the Board in June 1992. Ms. Meyers has worked for various network and cable television stations (including CBS, ESPN, WTBS, Prime Network and Prime Ticket) as a broadcaster and sports commentator since 1983. Ms. Meyers played both amateur and professional women's basketball and participated in the Pan Am Games in 1975 and 1979 and the 1976 Olympic Games. Ms. Meyers was inducted into the Basketball Hall of Fame in 1993.
Age: 39.

     CLIFFORD A. MILLER was first elected to the Board by Trefoil (as the holder of all of the issued and outstanding shares of Series A Preferred Stock) in September 1992, with a term of service which expired on February 26, 1993. On February 17, 1993, Mr. Miller was re-appointed to the Board, effective February 26, 1993, to fill a vacancy on the Board. Mr. Miller has continued to serve as a director of the Company since that date. Mr. Miller has served as Chairman of The Clifford Group, Inc., a national business consulting organization, since January 1992. From December 1986 through December 1991, Mr. Miller was an Executive Vice President and a Director of Great Western Financial Corporation and Great Western Bank. Mr. Miller has also served as a Senior Consultant to Shamrock Holdings, Inc. ("Shamrock") since 1978 and is a director of First American Corporation and First American Bankshares, Inc. Age: 66.

NOMINEES FOR ELECTION BY HOLDERS OF SERIES A PREFERRED STOCK

     STANLEY P. GOLD has served as a Director since September 1991 and has held the positions of Chairman of the Board and Chief Executive Officer of the Company since January 1992. Mr. Gold has served since prior to 1987 as President, Chief Executive Officer, and a director of Shamrock, a holding company engaged primarily in radio and television broadcasting, real estate development and the making of investments. Since January 1, 1990, Mr. Gold has also served as President and Managing Director of Trefoil Investors, Inc. ("TII"), the general partner of Trefoil, as well as President and Managing Director of SCA. Mr. Gold is also a director of The Walt Disney Company, an international company engaged in family entertainment. Age: 52.

     ROBERT G. MOSKOWITZ has served as a Director since September 1991. Since January 1990, Mr. Moskowitz has served as a Managing Director of TII and SCA. Mr. Moskowitz has also served as Executive Vice President of Shamrock since March 1989. Age: 42.

     VAPPALAK A. RAVINDRAN was first elected to the Board by Trefoil (as the holder of all of the issued and outstanding Shares of Series A Preferred Stock) in September 1992, with a term of service which expired on February 26, 1993. Effective February 26, 1993, Mr. Ravindran was appointed as one of the three directors elected by Trefoil. Mr. Ravindran has continued to serve as a director of the Company since that date. Mr. Ravindran has served as the Managing Director and President of Paracor Finance Inc. ("Paracor Finance"), a merchant bank and investment company, since July 1987. Paracor Finance is an indirect wholly-owned subsidiary of Fosters Brewing Group Ltd. of Australia. An affiliate of Paracor Finance is a limited partner in Trefoil. Mr. Ravindran is a director of Northwest Airlines, Inc., a commercial airline. Age: 47.

            RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board has selected the accounting firm of Price Waterhouse to audit the Company's financial statements for, and otherwise act as the Company's independent accountants with respect to, the fiscal year ending November 30, 1995. Price Waterhouse acted as independent accountants for the Company in respect of its fiscal year ended November 30, 1994. In accordance with the Board's resolution, its selection of Price Waterhouse as the Company's independent accountants for the current fiscal year is being presented to shareholders for ratification at the Meeting. The Company knows of no direct or material indirect financial interest of Price Waterhouse in the Company or any connection of that firm with the Company in the capacity of promoter, underwriter, voting trustee, officer or employee.

     Members of Price Waterhouse will be present at the Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the shares of Common Stock beneficially owned as of February 21, 1995 by each person or entity who, insofar as the Company has been able to ascertain, beneficially owned more than 5% of the Company's Common Stock as of such date. The table also reflects the ownership of the issued and outstanding shares of Series A Preferred Stock.

                                                        AMOUNT AND
                                                        NATURE OF
  TITLE                 NAME AND ADDRESS                BENEFICIAL        PERCENT
 OF CLASS             OF BENEFICIAL OWNERS             OWNERSHIP(1)       OF CLASS
- ----------      ---------------------------------      ------------       --------
Common          Trefoil Capital Investors, L.P.         11,000,000(2)       33.40%
                  c/o Trefoil Investors, Inc.
                  4444 Lakeside Drive
                  Burbank, CA 91510

Common          The Goldman Sachs Group, L.P.            2,534,087(3)        11.0%
                  85 Broad Street
                  New York, NY 10004

Common          Pentland Ventures Ltd.                   1,644,445(4)        7.05%
                  c/o Pentland Group plc.
                  The Pentland Centre
                  Lakeside, Squires Lane
                  Finchley N3 2QL
                  England

Preferred       Trefoil Capital Investors, L.P.          1,000,000         100.00%
                  c/o Trefoil Investors, Inc.
                  4444 Lakeside Drive
                  Burbank, CA 91510

- ---------------
(1) Unless otherwise indicated, each named entity has sole voting and investment power over the shares beneficially owned by it.

(2) Includes 10,000,000 shares that represent the shares of the Company's Common Stock issuable upon conversion of the shares of Series A Preferred Stock.

(3) In a joint filing on Schedule 13G, dated February 10, 1995, by The Goldman Sachs Group, L.P. and Goldman Sachs & Co., The Goldman Sachs Group, L.P. and Goldman Sachs & Co. reported shared voting power and shared dispositive power with respect to all of the reported shares.

(4) Includes 400,000 shares which Pentland Ventures Ltd. presently has the right to acquire by the exercise of options granted pursuant to the Stock Option Agreement, dated as of April 28, 1992, between L.A. Gear, Inc. and Pentland Ventures Ltd.

OWNERSHIP OF COMMON STOCK BY DIRECTORS AND OFFICERS

     The following table sets forth certain information regarding the shares of Common Stock beneficially owned by (a) each director and nominee for director of the Company (all nominees for election as directors are current members of the Board with the exception of William Benford), (b) the Company's Chief Executive Officer, the four other most highly compensated executive officers of the Company for the fiscal year ended November 30, 1994, and Mark Goldston, the former President and Chief Operating Officer of the Company (collectively, the "Named Executive Officers") and (c) all current directors and executive officers of the Company as a group (16 persons). This information has been provided by each of the directors, nominees and executive officers as of February 21, 1995 at the request of the Company, and includes the number of shares which such persons have the right to acquire within 60 days of such date by the exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan (the "1986 Stock Option Plan"), 1992 Stock Option Plan for Eligible Nonemployee Directors (the "1992 Stock Option Plan for Eligible Nonemployee Directors"), and 1993 Stock Incentive Plan (the "1993 Stock Incentive Plan"). No shares of the Company's outstanding Preferred Stock are held by such individuals.

                                                                       AMOUNT AND
                                                                       NATURE OF
                                                                       BENEFICIAL        PERCENT
                                NAME                                  OWNERSHIP(1)     OF CLASS(2)
                                ----                                  ------------     -----------
DIRECTORS ELECTED BY HOLDERS OF COMMON STOCK:
William L. Benford..................................................      120,265(3)        *
Stephen A. Koffler..................................................       40,000(4)        *
Allan E. Dalshaug...................................................       20,000(4)        *
Clifford A. Miller..................................................       25,000(5)        *
Ann E. Meyers.......................................................       16,000(6)        *
Walter C. Bladstrom.................................................       15,000(6)        *
Willie D. Davis.....................................................       15,000(6)        *
SERIES A DIRECTORS
Stanley P. Gold.....................................................      890,000(7)       3.75%
Robert G. Moskowitz.................................................       20,000(4)        *
Vappalak A. Ravindran...............................................       17,000(8)        *

NAMED EXECUTIVE OFFICERS**
Robert H. Landes....................................................       82,717(9)        *
David F. Gatto......................................................      107,136(10)       *
Christopher M. Walsh................................................       72,941(11)       *
Mark R. Goldston....................................................      527,895(12)      1.29%
All directors and executive officers as a group (16 persons)........    1,341,970(13)      5.32%

- ---------------
 * Less than 1%.

** Messrs. Gold and Benford are also Named Executive Officers.

  (1) All shares held are Common Stock. Unless otherwise indicated, each named individual has sole voting and investment power over the shares beneficially owned by him or her.

  (2) Shares which the person (or group) has the right to acquire within 60 days after February 21, 1995 are deemed to be outstanding in calculating the percentage ownership of the person (or group), but are not deemed to be outstanding as to any other person (or group).

  (3) Includes 49,118 shares which Mr. Benford has the right to acquire within 60 days after February 21, 1995 by exercise of stock options vested pursuant to the 1993 Stock Incentive Plan, and 70,000 shares which Mr. Benford has the right to acquire within 60 days after February 21, 1995 by exercise of stock options vested pursuant to the 1986 Stock Option Plan.

  (4) Consists of shares which the individual has the right to acquire within 60 days after February 21, 1995 by the exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan.

  (5) Includes 15,000 shares which Mr. Miller has the right to acquire within 60 days after February 21, 1995 by the exercise of stock options vested pursuant to the Company's 1992 Stock Option Plan for Eligible Nonemployee Directors.

  (6) Includes 15,000 shares which the individual has the right to acquire within 60 days after February 21, 1995 by the exercise of stock options vested pursuant to the Company's 1992 Stock Option Plan for Eligible Nonemployee Directors.

  (7) Includes 750,000 shares which Mr. Gold has the right to acquire within 60 days after February 21, 1995 by exercise of stock options vested pursuant to the 1993 Stock Incentive Plan, and 20,000 shares which Mr. Gold has the right to acquire within 60 days after February 21, 1995 by exercise of stock options vested pursuant to the 1986 Stock Option Plan.

  (8) Includes 15,000 shares which Mr. Ravindran has the right to acquire within 60 days after February 21, 1995 by exercise of stock options vested pursuant to the 1986 Stock Option Plan.

  (9) Includes 33,235 shares which Mr. Landes has the right to acquire within 60 days after February 21, 1995 by exercise of stock options vested pursuant to the 1993 Stock Incentive Plan, and 49,232 shares which Mr. Landes has the right to acquire within 60 days after February 21, 1995 by exercise of stock options vested pursuant to the 1986 Stock Option Plan.

 (10) Includes 36,176 shares which Mr. Gatto has the right to acquire within 60 days after February 21, 1995 by exercise of stock options vested pursuant to the 1993 Stock Incentive Plan, and 70,000 shares which Mr. Gatto has the right to acquire within 60 days after February 21, 1995 by exercise of stock options vested pursuant to the 1986 Stock Option Plan.

 (11) Includes 32,941 shares which Mr. Walsh has the right to acquire within 60 days after February 21, 1995 by exercise of stock options vested pursuant to the 1993 Stock Incentive Plan, and 40,000 shares which Mr. Walsh has the right to acquire within 60 days after February 21, 1995 by exercise of stock options vested pursuant to the 1986 Stock Option Plan.

 (12) Includes 44,118 shares which Mr. Goldston has the right to acquire within 60 days after February 21, 1995 by exercise of stock options vested pursuant to the 1993 Stock Incentive Plan, and 483,333 shares which Mr. Goldston has the right to acquire within 60 days after February 21, 1995 by exercise of stock options vested pursuant to the 1986 Stock Option Plan.

 (13) Includes 1,337,527 shares which the members of the group have the right to acquire within 60 days after February 21, 1995, by the exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan, 1992 Stock Option Plan for Eligible Nonemployee Directors and 1993 Stock Incentive Plan. Does not include shares or options held by Mr. Goldston.

     Relying solely on (i) its review of Forms 3, 4 and 5 (and any amendments thereto) furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") by individuals who served as an executive officer or director of the Company, and persons who beneficially owned more than ten percent of a registered class of stock of the Company, during fiscal 1994 and (ii) written representations of the officers and directors of the Company, the Company believes that all of such Forms required to be filed by the foregoing reporting persons were filed on a timely basis, with the following exceptions. After timely filing a Form 3 upon becoming executive officers of the Company, Tracey C. Doi, Vice President and Controller of the Company, and Victor
J. Trippetti, Jr., Vice President and Treasurer of the Company, each discovered that her and his respective ownership report on Form 3 inadvertently omitted certain holdings relating to shares held in their employee stock savings plan accounts, and they each promptly filed an amended Form 3 reflecting the respective holdings that were inadvertently omitted. In fiscal 1994, Trefoil filed two Forms 5, dated May 2, 1994, relating to two grants of stock options to Mr. Gold (one in 1991 and one in 1993) and one grant of stock options to Mr. Moskowitz (in 1991) in which Trefoil belatedly determined it had a pecuniary interest.

                      MEETINGS AND COMMITTEES OF THE BOARD

     The Board has various standing committees, including an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating Committee and a Stock Option Committee.

     The Executive Committee is comprised of Mr. Gold, who chairs the committee, and Mr. Moskowitz. Mr. Goldston was also a member of the committee prior to his resignation in June 1994. The Executive Committee may exercise, with certain exceptions, all of the authority of the Board in the management of the business and affairs of the Company. The Executive Committee is intended to serve in the event that action must be taken by the Board at a time when convening a meeting of the entire Board is not feasible.

     The Audit Committee is chaired by Mr. Dalshaug, and its members are Messrs. Koffler and Miller. The primary purposes of the Audit Committee are (i) to review the scope of the audit to be performed, (ii) to meet with the Company's independent accountants to review the results of the audit, (iii) to review with the Company's independent accountants the Company's internal accounting procedures and control, and (iv) to make recommendations regarding the selection of the Company's independent accountants.

     The Compensation Committee is chaired by Mr. Koffler, and its members are Messrs. Bladstrom, Dalshaug and Davis. The primary purpose of the Compensation Committee is to review the recommendations of the Chief Executive Officer and the President as to appropriate compensation for the Company's principal executive officers and certain other highly paid members of senior management and to make recommendations regarding compensation of such executive officers and members of senior management to the Board.

     The Nominating Committee is chaired by Mr. Miller, and its members are Messrs. Bladstrom and Ravindran and Ms. Meyers. The procedures for nominating directors, other than by the Board itself, are set forth in the Bylaws of the Company and in the Notice of Annual Meeting of Shareholders which accompanies this Proxy Statement. The Nominating Committee will consider any nominees recommended by shareholders in accordance with Section 2.11(b) of the Company's Bylaws which is set forth in full in the Notice of Annual Meeting of Shareholders. Such nominations should be delivered to Mr. Miller in care of the Company.

     The Stock Option Committee is comprised of Mr. Davis, who chairs the Committee, and Ms. Meyers. The primary purposes of the Stock Option Committee are to (i) determine individuals to whom stock options will be granted under the Company's 1986 Stock Option Plan and the terms on which such options will be granted, (ii) determine individuals to whom options, stock appreciation rights, restricted stock, performance units and performance shares (collectively, "Awards") will be granted under the 1993 Stock Incentive Plan and the terms and conditions on which such Awards will be made and (iii) make periodic reports to the Board as to the status of the Company's 1986 Stock Option Plan and 1993 Stock Incentive Plan.

     During the fiscal year ended November 30, 1994, the Board held six meetings, the Audit Committee held three meetings, the Compensation Committee held four meetings, the Nominating Committee held one meeting, and the Stock Option Committee held two meetings. Each person who was a director of the Company during the fiscal year ended November 30, 1994, with the exception of Ann Meyers, attended at least 75% of the aggregate of (i) the total number of meetings held by the Board during the period in which he or she was a director and (ii) the total number of meetings held by all committees of the Board on which he or she served during such year.

                       EXECUTIVE OFFICERS OF THE COMPANY

     Set forth below is certain information regarding each of the current executive officers of the Company. Further information about Mr. Gold is presented in "ELECTION OF DIRECTORS -- Nominees for Election by Holders of Series A Preferred Stock." Further information about Mr. Benford is presented in "ELECTION OF DIRECTORS -- Nominees for Election by Holders of Common Stock." Officers are appointed by and serve at the discretion of the Board.

          NAME                AGE                       POSITION
          ----                ---                       --------
Stanley P. Gold                52    Chairman of the Board and Chief Executive
                                     Officer

William L. Benford             52    President and Chief Operating Officer

Robert H. Landes               39    Executive Vice President -- Sales and
                                     Marketing

David F. Gatto                 33    Senior Vice President -- International

Thomas F. Larkins              33    Senior Vice President, General Counsel and
                                     Secretary

Christopher M. Walsh           43    Senior Vice President -- Operations

Tracey C. Doi                  34    Vice President and Controller

Victor J. Trippetti, Jr.       46    Vice President and Treasurer

     Stanley P. Gold was appointed Chairman of the Board and Chief Executive Officer of the Company in January 1992, and was elected to the Company's Board in September 1991.

     William L. Benford was appointed President and Chief Operating Officer in June 1994, and prior to that served as Executive Vice President and Chief Financial Officer from January 1993 to June 1994. He joined the Company in September 1991 as Senior Vice President and Chief Financial Officer.

     Robert H. Landes was appointed Executive Vice President -- Sales and Marketing in June 1994, and served as Senior Vice President -- Sales from January to June 1994. He joined the Company as Vice President -- Sales National Accounts in March 1992, and from December 1992 to December 1993 was Vice President -- Sales. Prior to joining the Company, from May 1990 to March 1992, Mr. Landes was Regional Sales Manager of and a member of the Design and Review Board of Gorham/Dansk, a division of Brown-Forman Corporation, a manufacturer and distributor of fine tabletop ware and gifts. From September 1987 to May 1990, Mr. Landes was Director of Investment Properties of Raskin Matza Cohen Corp., a real estate management and investment properties company.

     David F. Gatto was appointed Senior Vice President -- International in January 1993. He joined the Company in September 1991 as Senior Vice
President -- Strategic Planning. Prior to joining the Company, he was a Manager of the L/E/K Partnership, a Boston-based management consulting firm, since July 1988.

     Thomas F. Larkins was appointed Senior Vice President, General Counsel and Secretary of the Company in February 1994. Prior to joining the Company, he was associated with the law firm of Fried, Frank, Harris, Shriver & Jacobson from June 1989 to January 1994.

     Christopher M. Walsh joined the Company in December 1991 as Senior Vice President -- Operations. From January 1989 to November 1991, Mr. Walsh was Vice President of Production at Reebok International, Ltd., an international footwear company.

     Tracey C. Doi was appointed Vice President and Controller of the Company in January 1994. She joined the Company in April 1990 as General Accounting Manager, and served as Assistant Controller from July 1990 to December 1993. Prior to that, Ms. Doi was Director of Financial Reporting of Management Company Entertainment Group, Inc., a diversified, international entertainment company, from July 1988 to April 1990.

     Victor J. Trippetti, Jr. was appointed Vice President and Treasurer of the Company in January 1994. He joined the Company as Manager -- Budgets in October 1989, served as Director -- Financial Planning from April 1990 to June 1992 and has served as Treasurer from July 1992.

                             EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth the compensation (cash and non-cash, plan and non-plan) paid to each of the Named Executive Officers for services rendered in all capacities to the Company during the three fiscal years ended November 30, 1994, 1993 and 1992.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM COMPENSATION
                                                                        -----------------------------------
                             ANNUAL                                      AWARDS
                          COMPENSATION                                  ---------                 PAYOUTS
                       ------------------                OTHER ANNUAL   RESTRICTED  SECURITIES   ----------    ALL OTHER
 NAME AND PRINCIPAL    FISCAL                            COMPENSATION     STOCK     UNDERLYING      LTIP      COMPENSATION
      POSITION          YEAR    SALARY($)     BONUS($)      ($)(4)      AWARDS($)   OPTIONS(#)   PAYOUTS($)       ($)
- ---------------------  ------   ---------     --------   ------------   ---------   ----------   ----------   ------------
Stanley P. Gold         1994      21,000(1)         0             0         0               0         0                0
Chairman of the         1993      25,750(1)         0             0         0         750,000         0                0
  Board and Chief       1992      32,000(2)         0             0         0               0         0                0
  Executive Officer

William L. Benford      1994     401,058            0             0         0         319,118         0            4,620(9)
President and Chief     1993     325,000            0             0         0               0         0            4,497(9)
  Operating Officer     1992     325,000            0             0         0               0         0            4,364(9)

Robert H. Landes        1994     262,727            0        57,661(5)      0         103,235         0                0
Executive Vice          1993     224,308            0             0         0          40,000         0                0
  President Sales       1992     127,365            0             0         0          22,566         0                0
  and Marketing

David F. Gatto          1994     275,000            0             0         0          76,176         0            4,992(9)
Senior Vice President   1993     275,000            0             0         0               0         0            4,125(9)
  International         1992     244,981            0             0         0               0         0                0

Christopher M. Walsh    1994     220,000            0             0         0          72,941         0                0
Senior Vice President   1993     220,000            0         2,477(6)      0               0         0                0
  Operations            1992     211,538            0        52,756(7)      0          40,000         0                0

Mark R. Goldston        1994     406,250            0             0         0          44,118         0          344,615(9)(10)
                        1993     750,000            0         4,617(6)      0         250,000         0            4,497(9)
                        1992     750,015      100,000 (3)   179,690(8)      0               0         0                0

- ---------------
 (1) In fiscal 1994 and 1993, Mr. Gold earned $21,000 and $25,750, respectively, for his service as a director of the Company. The fees paid to Mr. Gold for his service as a director are the customary fees paid to nonemployee directors. See "Director Compensation."

 (2) In fiscal 1992, Mr. Gold earned $32,000 for his service as a director of the Company. Such amount excludes $11,500 earned by Mr. Gold for service as a director during fiscal 1991 and paid to Mr. Gold during fiscal 1992.

 (3) Pursuant to his employment agreement with the Company, Mr. Goldston received a $200,000 sign-on bonus, of which $100,000 was paid on each of October 15, 1991 and April 15, 1992.

 (4) Perquisites and other personal benefits paid to each Named Executive Officer (other than Messrs. Landes, Walsh and Goldston, as disclosed under "Other Annual Compensation") in each instance aggregated less than the lesser of $50,000 and ten percent (10%) of the total of annual salary and bonus reported for such Named Executive Officer under "Salary" and "Bonus." Accordingly, such information is omitted from the Summary Compensation Table as permitted by the rules and regulations of the Securities and Exchange Commission.

 (5) Pursuant to his employment agreement with the Company, Mr. Landes was paid $57,661 in reimbursement of certain relocation and temporary living expenses.

 (6) These amounts were reimbursed by the Company during fiscal 1993 for the payment of taxes.

 (7) Pursuant to his employment agreement with the Company, Mr. Walsh was paid $52,756 in reimbursement of certain relocation and temporary living expenses, including $16,503 of tax liability reimbursed by the Company.

 (8) Pursuant to his employment agreement with the Company, Mr. Goldston was paid $125,000 in reimbursement for certain relocation expenses (including $57,294 of tax liability reimbursed by the

     Company). During fiscal 1992, the Company also approved the payment of $54,690 to Mr. Goldston as reimbursement of additional relocation expenses.

 (9) Each of Messrs. Benford, Gatto and Goldston deferred a portion of his annual salary pursuant to the 401(k) portion of the Company's Employee Stock Savings Plan. The amount shown for fiscal 1994 represents a contribution, valued at $4,620, $4,992 and $865, respectively, for Messrs. Benford, Gatto and Goldston made by the Company pursuant to the employee stock ownership plan portion of its Employee Stock Savings Plan. The Matching Contribution is held in shares of the Company's Common Stock. Messrs. Benford, Gatto and Goldston will be fully vested under the Employee Stock Savings Plan on November 30, 1996.

(10) Includes $343,750 paid to Mr. Goldston in fiscal 1994 pursuant to a letter agreement with the Company entered into upon his resignation as an officer and director in June 1994.

     Stock Options Granted in Fiscal 1994. The following table sets forth information concerning individual grants of stock options made by the Company during the fiscal year ended November 30, 1994 to each of the Named Executive Officers. The Company did not grant any stock appreciation rights during fiscal 1994.

                                 OPTION GRANTS
                   IN THE FISCAL YEAR ENDED NOVEMBER 30, 1994

                                             INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                           -----------------------------------------------------       VALUE AT ASSUMED
                             NUMBER OF       % OF TOTAL                              ANNUAL RATES OF STOCK
                            SECURITIES     OPTIONS/SAR'S    EXERCISE                  PRICE APPRECIATION
                            UNDERLYING       GRANTED TO      OR BASE                  FOR OPTION TERM(6)
                           OPTIONS/SAR'S    EMPLOYEES IN    PRICE(5)    EXPIRATION   ---------------------
          NAME              GRANTED(#)     FISCAL YEAR(4)   ($/SHARE)      DATE       5%($)       10%($)
          ----             -------------   --------------   ---------   ----------   -------     ---------
Stanley P. Gold..........           0               0              0         N/A           0             0
William L. Benford.......     109,118(1)         7.02%       $ 7.775    01/15/04     508,053     1,311,162
                              210,000(2)        13.51%       $ 6.300    08/19/04     972,300     2,152,500
Robert H. Landes.........      73,235(1)         4.71%       $ 7.775    02/15/04     340,982       879,992
                               30,000(2)         1.93%       $ 6.300    08/19/04     138,900       307,500
David F. Gatto...........      76,176(1)         4.90%       $ 7.775    02/15/04     354,675       915,331
Christopher M. Walsh.....      72,941(1)         4.69%       $ 7.775    02/15/04     339,613       876,459
Mark R. Goldston.........      44,118(3)         2.84%       $ 7.775    02/15/04     205,413       530,122

- ---------------
(1) These options were granted pursuant to the Company's 1993 Stock Incentive Plan on February 15, 1994. Approximately 46% of the total number of options granted were exercisable on and after December 1, 1994, and an additional 27% of the options are exercisable on and after December 1, 1995 and December 1, 1996. Vesting may be accelerated in the event of a change in control (as defined in the Company's 1993 Stock Incentive Plan) of the Company.

(2) These options were granted pursuant to the Company's 1993 Stock Incentive Plan on August 19, 1994. 33% of the total number of options granted are exercisable on and after each of August 19, 1995, 1996, and 1997. Vesting may be accelerated in the event of a change in control (as defined in the Company's 1993 Stock Incentive Plan) of the Company.

(3) These options were granted pursuant to the Company's 1993 Stock Incentive Plan on February 15, 1994. The total number of options granted were exercisable on and after December 1, 1994.

(4) In fiscal 1994, the Company granted 1,554,178 options to employees.

(5) Exercise price is equal to the fair market value (determined by the average price, for each of the five consecutive trading days immediately preceding the grant date, of the last sales price of a share of a regular way on the New York Stock Exchange (NYSE) Composite Tape) of such stock on the date the options were granted. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(6) Potential realizable value is based upon the per share fair market value options on the date of grant and an annual appreciation of such fair market value through the expiration date of such options at the stated rate. These amounts represent assumed rates of appreciation only and may not necessarily be achieved. Actual gains, if any, are dependent on the future performance of the Common Stock, as well as upon the option holder's continued employment through the vesting period. The potential realizable values indicated have not taken into account amounts required to be paid as income tax under the Internal Revenue Code of 1986, as amended, and any applicable state laws.

     Aggregated Option Exercises. The following table sets forth information (on an aggregated basis) concerning each exercise of stock options during the fiscal year ended November 30, 1994 by each of the Named Executive Officers and the fiscal year-end value of unexercised options. The Company has no outstanding stock appreciation rights, either freestanding or in tandem with options.

                          AGGREGATED OPTION EXERCISES
                 IN THE FISCAL YEAR ENDED NOVEMBER 30, 1994 AND
                         FISCAL YEAR-END OPTION VALUES

                                                     NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                      UNEXERCISED OPTIONS/SAR'S AT             "IN-THE-MONEY"
                          SHARES         VALUE             FISCAL YEAR-END(#)                OPTIONS AT FISCAL
                        ACQUIRED ON     REALIZED            EXERCISABLE("E")/                  YEAR-END($)(1)
         NAME           EXERCISE(#)        $               UNEXERCISABLE("U")            EXERCISABLE/UNEXERCISABLE
         ----           -----------     --------     -------------------------------     --------------------------
Stanley P. Gold.......       0              0              597,500(E)/172,500(U)                    $0/$0
William L. Benford....       0              0               70,000(E)/319,118(U)                    $0/$0
Robert H. Landes......       0              0               28,377(E)/137,424(U)                    $0/$0
David F. Gatto........       0              0                70,000(E)/76,176(U)                    $0/$0
Christopher M.
  Walsh...............       0              0                26,666(E)/86,275(U)                    $0/$0
Mark R. Goldston......       0              0              483,333(E)/210,785(U)                    $0/$0

- ---------------
(1) Options are "in-the-money" at the fiscal year end if the fair market value of the underlying securities on such date exceeds the exercise price of the option. The closing price of the Company's Common Stock on November 30, 1994 did not exceed the exercise price of any of the reported options.

                             DIRECTOR COMPENSATION

     The Company pays to Mr. Gold and each nonemployee director $1,250 per month, $1,000 for each Board meeting attended and $1,000 ($1,250 for the committee chairperson) for each committee meeting attended and reimburses such person for all expenses incurred by him or her in his or her capacity as a director of the Company. In light of Mr. Gold not receiving any salary or other cash compensation for services rendered as an officer of the Company, the Board authorized the payment to Mr. Gold of directors' fees in the amount customarily paid to the Company's nonemployee directors. During fiscal 1994, Mr. Gold earned $21,000 in directors' fees. See "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION -- Chief Executive Officer."

     Pursuant to a one-year management agreement, dated September 12, 1994, between the Company and SCA (the "Services Agreement"), SCA consults with, and provides advice to, the officers and employees of the Company concerning matters
(i) relating to the Company's financial policies and the development and implementation of the Company's business plans and (ii) generally arising out of the business affairs of the Company. Mr. Gold is the President and a member of the Board of Directors of SCA and Mr. Moskowitz is an executive officer of SCA. Mr. Gold's services to the Company are provided in his capacity as Chairman of the Board and Chief Executive Officer and he is separately compensated for such services. See "REPORT OF

THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION -- Chief Executive Officer." The Services Agreement replaces a prior three-year agreement entered into between the Company and SCA for substantially similar management services and will be automatically renewed for a one-year period unless either party delivers a notice of termination by July 14, 1995. SCA renders such services to the Company on a non-exclusive basis. SCA's compensation for such management and consulting services is $500,000, which is payable in quarterly installments. The Company also (i) reimburses SCA for all of its reasonable out-of-pocket costs and expenses (including, without limitation, the fees and disbursements of its counsel) incurred in connection with the performance of its services under the Services Agreement and (ii) pays customary directors' fees to the officers and directors of SCA serving as directors of the Company. See "DIRECTOR COMPENSATION."

     The Services Agreement may be terminated at any time, with or without cause, by SCA or the Company. Except in the circumstances described below, any such termination of the Services Agreement by the Company will not relieve the Company from its obligations to pay to SCA any unpaid portion of the total amount of fees due to SCA thereunder and to reimburse SCA for any and all expenses incurred by SCA in connection with, the performance of its services thereunder. If Trefoil's investment in the Company, at any time during the term of the Services Agreement, is less than $25 million, then the independent directors of the Company may elect to terminate the Services Agreement and, upon such termination, the Company will be obligated to pay to SCA all amounts due thereunder, other than compensation not yet due and payable to SCA under the agreement. The Company has also agreed to indemnify SCA against all claims, liabilities, expenses, losses or damages (or actions in respect thereof) related to or arising out of actions taken (or omitted to be taken) by SCA pursuant to the terms of the Services Agreement; provided that such liabilities do not result primarily from actions taken, or omitted to be taken, by SCA in bad faith or due to SCA's gross negligence or willful misconduct. The Company's obligations to indemnify SCA survive any termination of the Services Agreement by the Company or SCA.

     Under the 1992 Stock Option Plan for Eligible Nonemployee Directors (the "1992 Stock Option Plan"), each eligible nonemployee director automatically receives a one-time grant of an option to purchase 20,000 shares of Common Stock upon his or her (i) initial election to the Board or (ii) appointment by the Board to fill a vacancy left by the termination of the directorship (for any reason) of any director who had previously been elected to the Board by vote of the holders of shares of Common Stock of the Company. No options were granted under the 1992 Stock Option Plan in fiscal 1994.

     Ann Meyers served as a consultant for the Company in connection with the establishment of a woman's basketball promotion program pursuant to a consulting agreement effective as of November 1, 1993. She was compensated in the aggregate amount of $75,000 during fiscal 1994 for such services and her consulting agreement has been renewed for fiscal 1995 at the same rate.

     In fiscal 1994, Walter Bladstrom provided consulting services to the Company with respect to its international operations for which he was paid an aggregate of $16,000 (plus expenses totalling approximately $10,000).

     Indemnification Agreements. The Company has entered into indemnification agreements with each of its directors and executive officers pursuant to which the Company has agreed to indemnify such persons against expenses, judgments, fines, penalties or amounts paid in settlement actually and reasonably incurred by such person in connection with legal proceedings in which the person was involved by reason of being a director or officer of the Company. The indemnification generally is available if such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company and, with respect to criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. Such person is not indemnified in respect of matters as to which he or she has been adjudged liable to the Company unless a court determines that, under the circumstances, he or she is reasonably entitled to such indemnification.

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                       AND CHANGE-IN-CONTROL ARRANGEMENTS

     Pursuant to an employment agreement, dated as of December 7, 1993 (as amended), William L. Benford serves as President and Chief Operating Officer of the Company for a three-year term. Under the agreement, Mr. Benford receives an annual base salary of $500,000 and is eligible to participate in the Company's management bonus plan based on excess return on capital (the "MIP"). No cash bonus was paid by the Company for the fiscal years ended November 30, 1992, 1993 and 1994. In addition, in connection with his appointment as President and Chief Operating Officer in June 1994, Mr. Benford was granted stock options for 210,000 shares of Common Stock at an exercise price equal to $6.30 per share, the closing price of the Common Stock on August 19, 1994, the date the options were granted.

     Pursuant to an employment agreement, dated as of December 7, 1993 (as amended), Robert H. Landes serves as Executive Vice President -- Sales and Marketing of the Company. The agreement (as amended) has a three-year term. Under the agreement, Mr. Landes receives an annual base salary of $310,000 and is eligible to participate in the MIP. No cash bonus was paid by the Company for the fiscal years ended November 30, 1992, 1993 and 1994. In addition, in connection with his appointment as Executive Vice President in June 1994, Mr. Landes was granted stock options for 30,000 shares of Common Stock at an exercise price equal to $6.30 per share, the closing price of the Common Stock on August 19, 1994, the date the options were granted.

     Pursuant to an employment agreement, dated as of December 7, 1993, David F. Gatto serves as Senior Vice President -- International of the Company. The agreement has a three-year term, expiring on November 30, 1996. Under the agreement, Mr. Gatto receives an annual base salary of not less than $275,000 during each year of his employment term. Under this agreement, Mr. Gatto is eligible to participate in the MIP. No cash bonus was paid by the Company for the fiscal years ended November 30, 1992, 1993 and 1994.

     Pursuant to an employment agreement, dated as of August 1, 1994, Christopher M. Walsh serves as Senior Vice President -- Operations of the Company. The agreement expires on November 30, 1996. Under the agreement, Mr. Walsh receives an annual base salary of not less than $220,000 and is eligible to participate in the MIP. No cash bonus was paid by the Company for the fiscal years ended November 30, 1992, 1993 and 1994. Under the agreement, Mr. Walsh is entitled to reimbursement for certain additional moving costs and expenses and brokerage commissions in an amount not to exceed $18,687.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     The Compensation Committee of the Board consists of Stephen A. Koffler (chair), Walter C. Bladstrom, Allan E. Dalshaug and Willie D. Davis.

     Ann E. Meyers, a member of the Stock Option Committee, served as a consultant for the Company in connection with the establishment of a woman's basketball promotion program pursuant to a consulting agreement effective as of November 1, 1993. She was compensated in the aggregate amount of $75,000 during fiscal 1994 for such services and her consulting agreement has been renewed for fiscal 1995 at the same rate.

     Mr. Bladstrom owns a 0.1 percent limited partnership interest in Trefoil. In fiscal 1994, Mr. Bladstrom provided consulting services to the Company with respect to its international operations for which he was paid an aggregate of $16,000 (plus expenses totalling approximately $10,000).

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES
                           ON EXECUTIVE COMPENSATION

GENERAL

     The Compensation Committee (the "Committee") is currently comprised of Stephen A. Koffler (chair), Walter C. Bladstrom, Allan E. Dalshaug and Willie D. Davis, four non-employee directors. The primary duties of the Committee include (i) reviewing the compensation levels of the Company's principal executive officers and certain other members of senior management, (ii) administering the Company's incentive bonus plans, (iii) consulting with and making recommendations to the Company's Stock Option Committee regarding the Company's overall stock option grant policy and/or awards to be granted under the Company's 1986 Stock Option Plan and 1993 Stock Incentive Plan and (iv) related matters. Prior to February 1994, decisions regarding the employment of any person with annual compensation of $125,000 or greater (or raises to a new annual compensation rate of $125,000 or greater) were required to be approved by the Committee, and decisions regarding annual compensation levels of $150,000 or greater, or employment terms in excess of two years, were required to be reviewed with the Board and were subject to Board approval. In February 1994, the Board of Directors authorized the Chairman of the Board and the President to jointly approve the employment of anyone (other than an executive officer) with an annual base compensation between $150,000 and $250,000, provided they give prompt notice of such approval to the Committee. Decisions regarding annual compensation levels of $250,000 or greater (and the annual compensation levels of all executive officers) are subject to Committee approval.

     The Stock Option Committee consists of Mr. Davis (chair) and Ann E. Meyers. The primary duties of the Stock Option Committee are to (i) determine individuals to whom stock options will be granted under the Company's 1986 Stock Option Plan and the terms on which such options will be granted, (ii) determine individuals to whom options, stock appreciation rights, restricted stock, performance units and performance shares (collectively, "Awards") will be granted under the 1993 Stock Incentive Plan and the terms and conditions on which such Awards will be made and (iii) make periodic reports to the Board as to the status of the Company's 1986 Stock Option Plan and 1993 Stock Incentive Plan.

     Recently enacted Section 162(m) of the Internal Revenue Code generally places restrictions on the deductibility of compensation paid to specified executive officers in excess of $1 million per year (on a per person basis), with certain exceptions. This limit on deductibility is applicable only with respect to taxable years beginning on or after January 1, 1994. The Company's fiscal year begins on December 1st of each calendar year. Accordingly, Section 162(m) did not apply to compensation paid by the Company during fiscal 1994. The Company does not presently plan to consider adoption of a policy with respect to qualifying compensation paid to its executive officers for deductibility under
Section 162(m) as it does not believe such a policy will be necessary for fiscal 1995 based on the fact that none of its executive officers is expected to receive compensation in excess of $1 million during fiscal 1995.

COMPENSATION PHILOSOPHY

     The key objectives of the Company's executive compensation programs are to:

          - Attract and retain qualified management.

          - Provide substantial incentives for management to maximize the value of the Company.

          - Limit the shareholder cost of management incentive compensation to a reasonable percentage of incremental shareholder value.

     In fiscal 1993, the Company retained an independent compensation consulting firm (the "Consultant") to assist the Committee in reviewing the Company's executive compensation programs for fiscal 1993 and in accomplishing any modifications of existing programs, or the establishment of new programs, which would better enable the Company to achieve the overall objectives of its executive compensation philosophy. In fiscal 1994, the Company continued the policies adopted based on the 1993 report because the goals and objectives of its executive compensation program remained the same.

     The Company's executive compensation program consists of three basic elements -- base salaries, cash and deferred incentive bonuses and stock options.

     Base Salaries. Base salaries for management employees reflect competitive salary levels for positions of similar responsibility, individual experience and the riskiness of the Company's total compensation program. The Committee believes that its incentive bonus plan and fixed share stock option grant guidelines allow for substantially greater compensation risk than typical competitive bonus and stock option plans and that it is therefore appropriate to provide base salaries that exceed median competitive levels. In fiscal 1993, the level of base salaries paid by the Company to its management employees (other than Mr. Gold) was approximately 18% above the median level relative to the Compensation Peer Group (as defined below). In fiscal 1994, the Company implemented median salary increases of approximately 4%, which the Committee believes will again place the Company above the median level relative to the Compensation Peer Group. However, the salary of the Company's new President and Chief Operating Officer is approximately one-third less than the salary paid to the Company's prior President and Chief Operating Officer.

     In fiscal 1993, the Company used the compensation levels of consumer products companies, apparel companies and footwear companies, adjusted for differences in company size and position responsibility, to determine competitive compensation levels (the "Compensation Peer Group"). Most of the companies in the Compensation Peer Group are in the S&P 500 and some are in the S&P Shoes Index, each of which indices has been used for purposes of comparison in the Stock Performance Graph at page 20. The Committee did not survey the Compensation Peer Group in connection with salary decisions in fiscal 1994.

     Executive salaries are reviewed by the Compensation Committee on an annual basis and may be increased at that time. Salary increases, if any, are based primarily on the overall performance of the Company during the preceding fiscal year, as measured in terms of roughly equally-weighted criteria such as (i) annual long-term sales and earnings growth, (ii) market share gains, (iii) progress toward achieving the Company's long-term objectives (principally a return to profitability on an annual basis) and (iv) return to shareholders. The Committee also considers the individual performance of the executive, measured in terms of (i) the executive's business results (i.e., divisional or departmental results as appropriate), (ii) the achievement of various managerial objectives and personal development goals, and (iii) the assumption of increased responsibilities by the executive (whether by reason of promotion or otherwise). In connection with his appointment as President and Chief Operating Officer in June 1994 and accompanying increase in responsibilities, Mr. Benford's base salary increased from $325,000 to $500,000. In connection with his appointment as Executive Vice President -- Sales and Marketing in June 1994 and accompanying increase in responsibilities, Mr. Landes' base salary increased from $225,000 to $310,000. No other salary increases were granted to the Named Executive Officers of the Company for 1994 or 1995. For purposes of this report, the "Named Executive Officers" include the Company's Chief Executive Officer, the next four highest paid senior executive officers, and the Company's former President and Chief Operating Officer. In connection with new employment agreements entered into with the Company in August 1994 and the assumption of increased responsibilities, Ms. Doi's base salary increased from $125,000 to $140,000 and Mr. Trippetti's base salary increased from $112,500 to $140,000. No other discretionary salary increases were granted to executive officers during fiscal 1994 due to the Company's failure to meet the foregoing criteria.

     In connection with his resignation as an officer and director of the Company, Mr. Goldston entered into a letter agreement with the Company in June 1994 pursuant to which he agreed to provide consulting and advisory services to the Company through October 31, 1998 at the rate of $750,000 per year, the salary rate in effect under his then-current employment agreement. Mr. Goldston was eligible to participate in the 1994 Management Incentive Program on a pro rata basis based on the number of months he was employed by the Company; however, no cash bonus was paid by the Company for the fiscal year ended November 30, 1994. Amounts Mr. Goldston earns from another employer or from personal services rendered to a third party as an independent consultant prior to October 31, 1998 will be offset against the payments required to be made under the letter agreement. The Company determined Mr. Goldston's compensation level to be appropriate in light of the potential future benefits to the Company from Mr. Goldston becoming a consultant to the Company and the employment arrangement with the Company in effect at the time of his resignation.

     Cash and Deferred Incentive Bonuses. Management employees (other than the Chief Executive Officer) participate in a management incentive program (the "MIP") implemented in fiscal 1994 and administered by the Committee which provides generally for bonus awards based on improvements in economic value added ("EVA"). EVA is a measure of economic profit after all costs including the cost of the Company's equity and equity related capital. The MIP is based on three key concepts: a target bonus; a fixed share of EVA improvement in excess of expected EVA improvement ("excess EVA improvement"); and a bonus bank. The EVA bonus earned is equal to the sum of the target bonus plus the fixed share of excess EVA improvement (which may be negative). The bonus earned is credited to the bonus bank, and the bonus paid is equal to the amount of the bonus bank balance, up to the amount of the target bonus, plus 1/3 of the bonus bank balance in excess of the target bonus. No bonus is paid when the bonus bank balance is negative (or when the Company has a net operating loss after tax), and negative bonus bank balances are carried forward to offset future bonuses earned. There is no cap on the bonus awards that can be achieved for superior levels of excess EVA improvement.

     The Committee believes that excess EVA improvement provides the best operating performance measure of shareholder returns in excess of the cost of equity and equity related capital. The plan is designed to provide strong performance incentives for the Company's management by aligning management compensation with increases in shareholder value represented by excess EVA improvement. It is the Committee's intention that management's share of excess EVA improvement will not be increased to offset the effects of poor performance nor reduced to offset the effects of superior performance. The expected EVA improvements required to earn a target bonus will calibrate on the basis of the Company's stock price at the time the plan is adopted and are intended to be consistent with investor expectations at that time.

     Target bonuses for plan participants reflect a premium above median competitive bonus opportunities. The Committee believes that the premium is appropriate in light of the risk of the MIP. The Committee believes that the MIP provides very strong performance incentives as well as a reasonable balance between the Company's retention objectives and acceptable shareholder cost.

     In addition, if the operating performance objectives are met, the MIP also provides that a portion of an individual's target bonus may be excluded from the bonus calculation based on EVA improvement and be allocated to bonus awards based on individual performance objectives to be determined by the Committee in consultation with senior management. Bonus awards based on individual performance objectives would be subject to caps.

STOCK OPTIONS

     The Company uses stock option grants to attract and retain qualified managers and to provide incentives for management to increase shareholder value. The Company also uses stock option grants as a way to provide incentives to management during years in which cash bonuses are not paid. During the past three and a half years, the Company's stock option grant policy with respect to senior management had been aimed at inducing qualified candidates to accept offers of employment or promotion (including any required relocations). In fiscal 1994, the Committee adopted a stock option grant policy (the "Triennial Stock Option Grant Program") to help ensure equity between recently hired and longer tenured employees and to continue to provide strong performance incentives to increase shareholder value.

     Under the Triennial Stock Option Grant Program, a fixed number of stock options are granted to senior management once every three years, pursuant to option grant guidelines established for each level of the Company's management employees. The options are granted at an exercise price equal to the fair market value of the Company's Common Stock on the grant date, and vest in thirds on each of the first, second and third anniversaries of the grant date. The first round of grants under the Triennial Stock Option Grant Program were made in fiscal 1994. The vesting schedule for the initial award of grants under the Triennial Stock Option Grant Program was accelerated so that options would vest one-third upon grant and one-third upon each of the first and second anniversaries of the grant date. The Committee determined that such accelerated vesting schedule would more effectively accomplish the Company's retention objectives.

     It is the Committee's intention to maintain the proposed stock option grant guidelines on a fixed share basis and not make adjustments to maintain the expected value of the triennial grant at a targeted competitive level. It is the Committee's belief that competitive adjustments substantially weaken management's performance incentive because they offset poor performance by increasing the number of shares granted and penalize superior performance by reducing the number of shares granted. The recommended grant guidelines were established at share levels that initially provided options with an expected value in excess of the median long-term incentive values of the Compensation Peer Group. However, the expected value of the proposed grant guidelines relative to competitive long-term incentive values has, and will continue to, fluctuate based on the performance of the Company's stock.

     As an additional incentive separate from the Triennial Stock Option Grant Program, and based upon the recommendations of the Company's Chief Executive Officer and President, in December 1994 the Stock Option Committee determined that the Company's current employees (other than Mr. Gold) who were eligible to participate in the Company's 1994 MIP be awarded a special grant of stock options (the "Special Grant"). The number of options to be granted pursuant to the Special Grant was set by first assuming that each participant earned a theoretical payout at 100% of his or her bonus opportunity under the 1994 MIP. This amount was then divided by the daily average closing price of the Common Stock during fiscal 1994. As a result, options to purchase approximately 230,000 shares were granted under the Special Grant. These options were issued at the fair market value of the Company's Common Stock on December 13, 1994, the date of grant, and vest on December 1, 1995, the first day of the Company's 1996 fiscal year.

     The Stock Option Committee believes that the Special Grant is an appropriate recognition of the contributions made by the Company's new management team during the past year, a period in which no cash bonuses were paid to senior management. Furthermore, the Stock Option Committee believes that the Special Grant also provides significant short term performance incentives to increase shareholder value, with a minimal potential dilutive effect on earnings per share of common stock outstanding. The Stock Option Committee also concluded that the Special Grant would serve to assist the Company in achieving its retention objectives regarding the Company's management personnel at a reasonable cost and without requiring the Company to make any additional cash payout.

     Pursuant to the 1986 Stock Option Plan and the 1993 Stock Incentive Plan, the Stock Option Committee has sole discretion regarding the grant of options.

CHIEF EXECUTIVE OFFICER

     At Mr. Gold's request, he did not receive any salary or other cash compensation during fiscal 1994 for his services as Chief Executive Officer of the Company. In light of the foregoing, the Board authorized the payment to Mr. Gold of directors' fees in the amount customarily paid only to non-employee directors of the Company. During fiscal 1994, Mr. Gold earned $21,000 in directors' fees.

     During fiscal 1993, the Committee sought to create a compensation arrangement for Mr. Gold which (i) is equitable in relation to the fair (i.e., risk adjusted expected) value of compensation packages offered to chief executive officers in other turnaround situations and (ii) provides the entire fair value in the form of stock options without any guaranteed compensation (thereby honoring Mr. Gold's request that he not receive any cash compensation (other than directors' fees) from the Company). In order to analyze the competitive market, the Consultant identified seventeen "turnaround" companies, each of which met two or more of the following criteria: (i) chief executive officer hired from outside the company, (ii) deteriorating performance prior to the hiring of a new chief executive officer, (iii) consumer products industries, and (iv) similar size to the Company.

     In reaching its recommendations, the Committee also reviewed Mr. Gold's performance since his appointment to the post of Chief Executive Officer in January 1992 and the progress the Company was making in achieving its turnaround objectives. The Committee also evaluated whether Mr. Gold's compensation should be adjusted in view of the management services agreement then existing between the Company and SCA. Mr. Gold is a director, shareholder and president of SCA. The Committee reviewed with members of senior management the services provided by SCA under the management services agreement and the payments made to SCA by the Company with respect thereto and concluded that Mr. Gold's services as Chief Executive Officer were unrelated to, and not duplicative of, the management services provided under the Services Agreement. The Committee also noted that the Services Agreement was entered into simultaneously with Trefoil's $100 million investment in September 1991 and at a time when Mr. Gold was not an employee of the Company. Accordingly, the Committee concluded that the compensation to be awarded to Mr. Gold as Chief Executive Officer should not be reduced by virtue of the management services agreement. However, the Committee did conclude that an adjustment to the indicated compensation based on peer group analysis should be made in light of Mr. Gold's outside business commitments which would preclude him from devoting his exclusive business energies on behalf of the Company. The Committee also concluded that an adjustment to Mr. Gold's compensation should not be made to account for the September 1991 grant to Mr. Gold of 20,000 stock options (with an exercise price equal to the fair market value of a share of the Company's Common Stock on the grant date) upon Mr. Gold's appointment to the Board. The Committee believed that such grant was unrelated to the services Mr. Gold was performing as the Company's Chief Executive Officer and that similar grants are made to non-employee directors upon their first election or appointment to the Board.

     In arriving at the number of options to be granted to Mr. Gold, the Committee relied on the Consultant's estimate of a competitive four year total compensation package for a newly hired chief executive officer of a turnaround company of similar size. The Consultant's estimate was based on a regression analysis which related the hire date expected value of such chief executive officer's four year total compensation package to the market value of the turnaround company at the hire date. The competitive compensation value, adjusted for Mr. Gold's partial time commitment to the Company as described above, was converted into a one-time stock option grant based on a Black-Scholes ratio value of .625, and a vesting discount factor of .940. The 750,000 options were granted to Mr. Gold pursuant to the Company's 1993 Stock Incentive Plan on October 19, 1993. All of such options are currently exercisable, and remain exercisable for two years following termination of Mr. Gold's service as a director of the Company. The exercise price of the options is $11.55 per share, the average fair market value of the Company's Common Stock for the five trading days immediately preceding the date of grant.

     The Committee reconsidered Mr. Gold's compensation package in fiscal 1994 and determined that no adjustments were required to be made, as it concluded that the compensation granted in 1993 (excluding director fees) was designed to compensate Mr. Gold for services in 1994 as well. The Company believes that Mr. Gold's compensation arrangement reflects the above-described executive compensation philosophy of the Company designed to align management compensation closely with improved financial performance and increased shareholder value.

                                          COMPENSATION COMMITTEE
                                          Stephen A. Koffler, Chairman
                                          Walter C. Bladstrom
                                          Allan E. Dalshaug
                                          Willie D. Davis

                                          STOCK OPTION COMMITTEE
                                          Willie D. Davis, Chairman
                                          Ann E. Meyers

February 14, 1995

     The Report of the Compensation and Stock Option Committees on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or under the Exchange Act and shall not otherwise be deemed filed under such Acts.

                  PERFORMANCE GRAPH FOR L.A. GEAR COMMON STOCK
                             ("PERFORMANCE GRAPH")

     The Performance Graph compares the cumulative total return (assuming reinvestment of dividends) on the Company's Common Stock ( ) with (i) the Standard & Poor's 500 Stock Index ( / / ) and (ii) the Standard & Poor's Shoes Index which is comprised of Reebok, Nike, Stride Rite Corporation and Brown Group, Inc. ( ), and assumes an investment of $100 on December 1, 1989 in each of the Common Stock, the stocks comprising the Standard & Poor's 500 Stock Index and the Standard & Poor's Shoes Index.

     The historical stock price performance of the Common Stock shown on the Performance Graph set forth below is not necessarily indicative of future price performance.

     The Performance Graph which is set forth below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act and shall not otherwise be deemed filed under such Acts.

                               PERFORMANCE GRAPH
                           FOR L.A. GEAR COMMON STOCK

                           TOTAL SHAREHOLDER RETURNS
                             (DIVIDENDS REINVESTED)

      Measurement Period          L.A. GEAR,        S&P 500        S&P SHOES
    (Fiscal Year Covered)            INC.            INDEX           INDEX
            1989                      100              100              100
            1990                    32.29            96.53            90.79
            1991                    29.51           116.17           173.22
            1992                    34.03           137.62           224.61
            1993                    31.60           151.52           163.00
            1994                    14.93           153.11           196.29

               TOTAL SHAREHOLDER RETURNS -- DIVIDENDS REINVESTED

                                                                        NOVEMBER
                                                                    INDEXED RETURNS
                                                    ------------------------------------------------
COMPANY/INDEX                                       1989   1990     1991     1992     1993     1994
- -------------                                       ----   -----   ------   ------   ------   ------
S&P 500 INDEX.....................................  100    96.53   116.17   137.62   151.52   153.11
L.A. GEAR, INC....................................  100    32.29    29.51    34.03    31.60    14.93
S&P SHOES INDEX...................................  100    90.79   173.22   224.61   163.00   196.29

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS IN CONNECTION WITH THE SALE OF SERIES A PREFERRED STOCK

     The Series A Preferred Stock was sold to Trefoil pursuant to the Stock Purchase Agreement, dated as of May 27, 1991 and amended as of July 25, 1991 (the "Stock Purchase Agreement"). Mr. Gold serves as President and Managing Director of TII, the general partner of Trefoil, and Mr. Moskowitz is an executive officer of TII. Pursuant to the Stock Purchase Agreement, Trefoil has agreed to deliver to the Company or its nominee an irrevocable proxy to vote all of the then outstanding shares of Series A Preferred Stock owned by Trefoil in favor of any merger of the Company with or into another corporation if all of the following conditions are satisfied: (i) a definitive agreement of merger has been signed, (ii) the market price of the Common Stock for the twenty consecutive trading days immediately prior to execution of a definitive agreement of merger is at least 175% of the conversion price (which is $10.00, subject to certain antidilution provisions (the "Conversion Price")), (iii) the per share merger consideration to be received by the holders of Common Stock is at least 175% of the Conversion Price, and (iv) the per share merger consideration to be received by the holders of Series A Preferred Stock is at least equal to the per share consideration payable to the holders of Common Stock multiplied by the conversion ratio which is the Stated Value divided by the Conversion Price.

     The Company has entered into a Registration Rights Agreement, dated as of May 27, 1991, with Trefoil (the "Trefoil Registration Rights Agreement"), pursuant to which the Company has agreed that upon the request of one or more holders of shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock or shares of Common Stock acquired by Trefoil after September 12, 1991, (collectively, the "Registrable Securities"), the Company will effect registration under the Securities Act of all or part of such holders' Registrable Securities. The Company is only obligated to effect three such registrations. The Company may not include in any such registration shares issued for its own account. Whenever the Company shall effect a registration pursuant to the Trefoil Registration Rights Agreement, the Company will be required to pay the costs of any such registration of securities, other than underwriting discounts or commissions. In addition, if the Company is registering securities for sale of its own account, at the request of holders of Registrable Securities, the Company must, subject to certain limitations, include such securities in any such registration.

SERVICES AGREEMENT

     Pursuant to a one-year management services agreement, dated September 12, 1994, between the Company and SCA (the "Services Agreement"), SCA consults with, and provides advice to, the officers and employees of the Company concerning matters (i) relating to the Company's financial policies and the development and implementation of the Company's business plans and (ii) generally arising out of the business affairs of the Company. Mr. Gold is the President and a member of the Board of Directors of SCA and Mr. Moskowitz is an executive officer of SCA. The Services Agreement replaces a prior three-year agreement entered into between the Company and SCA for substantially similar management services and will be automatically renewed for a one-year period unless either party delivers a notice of termination by July 14, 1995. SCA renders such services to the Company on a non-exclusive basis. SCA's compensation for such management and consulting services is $500,000, which is payable in quarterly installments. The Company also (i) reimburses SCA for all of its reasonable out-of-pocket costs and expenses (including, without limitation, the fees and disbursements of its counsel) incurred in connection with the performance of its services under the Services Agreement and
(ii) pays customary directors' fees to the officers and directors of SCA serving as directors of the Company. See "DIRECTOR COMPENSATION."

     The Services Agreement may be terminated at any time, with or without cause, by SCA or the Company. Except in the circumstances described below, any such termination of the Services Agreement by the Company will not relieve the Company from its obligations to pay to SCA any unpaid portion of the total amount of fees due to SCA thereunder and to reimburse SCA for any and all expenses incurred by SCA in connection with, the performance of its services thereunder. If Trefoil's investment in the Company, at any time during the term of the Services Agreement, is less than $25 million, then the independent directors of the Company may elect to terminate the Services Agreement and, upon such termination, the Company will be obligated to pay to SCA all amounts due thereunder, other than compensation not yet due and payable to SCA under the agreement. The Company has also agreed to indemnify SCA against all claims, liabilities, expenses, losses or damages (or actions in respect thereof) related to or arising out of actions taken (or omitted to be taken) by SCA pursuant to the terms of the Services Agreement; provided that such liabilities do not result primarily from actions taken, or omitted to be taken, by SCA in bad faith or due to SCA's gross negligence or willful misconduct. The Company's obligations to indemnify SCA survive any termination of the Services Agreement by the Company or SCA.

TRANSACTIONS IN CONNECTION WITH THE SALE OF COMMON STOCK

     The Company sold 1,244,445 newly issued shares of Common Stock for an aggregate purchase price of approximately $14 million to Pentland Ventures, Ltd. ("Ventures"), an affiliate of Pentland Group plc, pursuant to a Stock Purchase Agreement, dated as of April 28, 1992, between the Company and Ventures (the "Pentland Stock Purchase Agreement"). Under the Pentland Stock Purchase Agreement, until the earlier of (i) April 28, 1997 and (ii) the date 60 days after Trefoil or any Affiliate (as defined in the Stock Purchase Agreement) or Associate (as defined in the Stock Purchase Agreement) of Trefoil or any successor to Trefoil that is directly or indirectly controlled by the directors or executive officers of SCA (collectively, the "Trefoil Group"), collectively cease to own at least 10% of the outstanding Common Stock of the Company on a fully diluted basis, Ventures and its Affiliates and Associates shall not, directly or indirectly, alone or in concert with others:

          (1) effect or seek, offer or propose to effect, or cause or participate in, (V) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries (except by way of distribution made available to holders of Common Stock generally and except for acquisitions of Common Stock if, after giving effect to such acquisition, Ventures together with its Affiliates and Associates beneficially own no more than 9.9% of the outstanding Common Stock at the time of such acquisition); (W) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries; (X) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; (Y) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission (the "SEC")) or consents to vote any voting securities of the Company; or
     (Z) any sale, transfer, pledge, or disposal of any shares of Common Stock to a person who, after giving effect to such transaction, would, together with its Affiliates and Associates, to the knowledge of Ventures after reasonable inquiry, beneficially own 10% or more of the outstanding shares of Common Stock (subject to certain exceptions); (2) take any other action to seek to control the management, Board of Directors or policies of the Company; (3) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in clause 1 above; (4) solicit the Company to repurchase any of the shares of Common Stock that are subject to the Pentland Stock Purchase Agreement or shares of Common Stock that are the subject of the Stock Option Agreement (defined below); or (5) enter into any discussions or arrangements with any third party with respect to any of the foregoing.

     In the event of a breach of the Pentland Stock Purchase Agreement by Ventures, in addition to its remedies at law or in equity, the Company shall be entitled to terminate the Sourcing Agreement (defined below) without liability thereunder. The Pentland Stock Purchase Agreement also provides that for a period of four years from April 28, 1992, neither Pentland nor any of its Subsidiaries (as defined in the Pentland Stock Purchase Agreement) shall solicit to employ any executive, senior management or other key employee of the Company or any of its Affiliates.

     Pursuant to a Stock Option Agreement, dated as of April 28, 1992 (as amended to date), between the Company and Ventures (the "Stock Option Agreement"), the Company has granted to Ventures an irrevocable option (the "Option") to purchase up to 400,000 additional shares of Common Stock at exercise prices of $13.50 (for 200,000 of such shares) and $16.125 (for the remaining 200,000 shares of Common Stock subject to the Option). The number of shares subject to the Option and the exercise price therefore are subject to adjustment in certain circumstances. The Options became exercisable by Ventures on October 28, 1992, and may be exercised from time to time until April 28, 1996.

     Pursuant to a Registration Rights Agreement, dated as of April 28, 1992 (as amended to date), between the Company and Ventures (the "Pentland Registration Rights Agreement"), Ventures has been granted the right (i) to require, subject to certain limitations, the Company to register the shares of Common Stock issued to Ventures under the Securities Act ("Demand Registration") and (ii) to include, subject to certain limitations, such shares of Common Stock in certain other registrations of the Company's shares of Common Stock under the Securities Act ("Incidental Registration"). Ventures is entitled to one Demand Registration which must be made in respect of no more than 400,000 and no less than 300,000 shares of Common Stock. The Company is not required to effect any Demand Registration prior to the earlier of October 28, 1994 and the date the Trefoil Group ceases to own 10% of the Common Stock then outstanding on a fully-diluted basis (the "Sale Date") and after April 28, 1996. The Company is not required to effect the Incidental Registration of more than 200,000 shares of Common Stock in any twelve-month period. The Company is not required to effect any Incidental Registration prior to the earlier of April 28, 1993 and the Sale Date or after April 28, 1996. The Company is obligated to pay certain registration expenses in connection with a Demand Registration. The Company and Ventures have agreed to indemnify each other against certain liabilities and claims arising from or based upon certain violations of applicable securities laws or regulations. The Company may terminate the Pentland Registration Rights Agreement without liability if Ventures has breached the Pentland Stock Purchase Agreement, the Stock Option Agreement or the Sourcing Agreement (defined below).

SOURCING AGREEMENT

     Pursuant to the Sourcing Agreement, dated as of April 28, 1992 (the "Sourcing Agreement"), a Pentland affiliate was appointed as the sourcing representative of the Company with respect to certain footwear manufacturers located in various countries in the Far East. In consideration of its services under the Sourcing Agreement, the Pentland affiliate will receive a sourcing fee based on the aggregate U.S. dollar price of certain products manufactured for the Company by manufacturers sourced by the Pentland affiliate. Unless otherwise terminated in accordance with its terms, the Sourcing Agreement shall remain in force until December 31, 1995 and shall continue in force thereafter unless terminated by either the Company or the Pentland affiliate on six months' prior written notice. The Sourcing Agreement may be terminated by the Company (i) if defective products exceed certain agreed percentages, (ii) upon certain bankruptcy events with respect to the Pentland affiliate or an affiliate thereof, or (iii) upon the breach of the Stock Option agreement and the Pentland Registration Rights Agreement. The Sourcing Agreement also may be terminated by the Pentland affiliate (i) upon certain bankruptcy events with respect to the Company, (ii) upon the sale or transfer of all or substantially all of the Company's assets, or (iii) upon certain consolidations or mergers involving the Company.

                                 ANNUAL REPORT

     The Company's Annual Report for the fiscal year ended November 30, 1994 (the "1994 Annual Report") was mailed to shareholders on or about February 28, 1995 and preceded or accompanies this Proxy

Statement. The 1994 Annual Report contains consolidated financial statements of the Company and its subsidiaries and the report thereon of Price Waterhouse, independent accountants.

                              REVOCATION OF PROXY

     The accompanying Proxy may be revoked by a shareholder at any time before it is voted, either by delivering a subsequent proxy or other written notice of revocation to the Company at its above address or by attending the Meeting and voting in person. All shares represented by each properly signed and returned proxy card in the accompanying form, unless revoked, will be voted at the Meeting in accordance with the shareholder's instructions indicated on the proxy card. If no instructions are marked on the proxy card, the shares will be voted in favor of the proposals described in this Proxy Statement.

                               PROXY SOLICITATION

     The cost of soliciting proxies will be paid by the Company. Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005 has been retained to solicit proxies by mail, telephone or personal solicitation for a fee of $4,500 plus expenses. The Company has also arranged for reimbursement, at the rate suggested by the New York Stock Exchange, of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record. Proxies may also be solicited by directors, officers and employees of the Company, but such persons will not be specially compensated for such services.

                           PROPOSALS OF SHAREHOLDERS

     Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal to be included in the Proxy Statement for the Company's 1996 Annual Meeting of Shareholders must be submitted by a shareholder prior to November 1, 1995, in a form that complies with applicable regulations.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices located at 7 World Trade Center (13th Floor), New York, New York 10048 and Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material may also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1506.

                                 OTHER MATTERS

     The Board knows of no matters other than those listed in the attached Notice of Annual Meeting which are likely to be brought before the Meeting. However, if any other matter properly comes before the Meeting, the persons named on the enclosed proxy card will vote the proxy in accordance with their best judgment on such matter.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                    /s/ Thomas F. Larkins
                                                    ---------------------
                                                    Thomas F. Larkins
                                                        Secretary

February 28, 1995

                                                                     Please mark
                                                                 /X/  your votes
                                                                       at this
              ----------------
                   COMMON


1. ELECTION OF DIRECTORS:
   Nominees: William L. Benford,
   Walter C. Bladstrom, Allan E. Dalshaug,
   Willie D. Davis, Stephen A. Koffler,
   Ann E. Meyers and Clifford A. Miller.

                                 WITHHOLD
                           FOR   AUTHORITY

   all nominees listed     / /      / /      to vote for
   (except as indicated                      all nominees
   to the contrary)Dis-                      listed
   cretionary authority
   to cumulate votes is
   granted.

(Instruction: To withhold authority to vote for any individual nominee or nominees, write the name of the nominee or nominees in the space below.)
- -------------------------------------------------------------------------------

                                                   FOR       AGAINST    ABSTAIN
2. RATIFICATION OF APPOINTMENT OF INDEPENDENT
   PUBLIC ACCOUNTANTS.                             / /         / /        / /





3. OTHER BUSINESS. In their discretion, the Proxy Holders are authorized to vote upon such other business as properly may come before the Meeting and at any and all adjournments and postponements thereof. The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the Meeting.

                                         WILL NOT
                               I WILL    attend this meeting in person
                                / /        / /


             The Undersigned hereby ratifies and confirms all that the Proxy Holders, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement accompanying said Notice and the 1994 Annual Report delivered with or prior to said Notice.

          Dated: _____________________________________, 1995


          --------------------------------------------------
                          (Please Print Name)

          --------------------------------------------------
                 (Signature of Holder of Common Stock)

          (Please date this proxy and sign above as your
          name(s) appear(s) on this card. Joint owners each
          should sign personally. Corporate proxies should be
          signed by an authorized officer. Executors,
          administrators, trustees, etc. should give their
          full titles.)
- --------------------------------------------------------------------------------
                             FOLD AND DETACH HERE





                     YOUR VOTE IS IMPORTANT TO THE COMPANY





                      PLEASE SIGN AND RETURN YOUR PROXY BY
                    TEARING OFF THE TOP PORTION OF THE SHEET
             AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE

                                L.A. GEAR, INC.
                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 18, 1995
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder(s) of Common Stock of L.A. Gear, Inc. (the "Company") hereby nominate(s), constitute(s) and appoint(s) Stanley P.Gold, Allan E. Dalshaug and William L. Benford, and each of them, the attorneys, agents and proxies of the undersigned, with full powers of substitution to each, to attend and act as proxy or proxies of the undersigned at the annual meeting of shareholders (the "Meeting") of the Company to be held at Loews Santa Monica Beach Hotel, 1700 Ocean Avenue, Santa Monica, California on April 18, 1995 at 10:00 a.m., local time, or at any and all adjournments and postponements thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND "FOR" PROPOSAL 2. THE PROXY WHEN PROPERLY EXECUTED SHALL BE VOTED IN ACCORDANCE AS DIRECTED. IF NO DIRECTION IS MADE FOR A GIVEN PROPOSAL, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND "FOR" PROPOSAL 2.




                (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE.)

- --------------------------------------------------------------------------------
                             FOLD AND DETACH HERE


                                [LA GEAR LOGO]